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                                                                    EXHIBIT 11.1

                              KOMAG, INCORPORATED

                     COMPUTATION OF INCOME (LOSS) PER SHARE
                    (In thousands, except per share amounts)


                                                           Fiscal Year Ended (2)
                                    ----------------------------------------------------------------------
                                        December 31, 1995               January 1, 1995         January 2,
                                    --------------------------   ---------------------------
                                     primary     fully diluted    primary      fully diluted     1994 (1)
                                    --------     -------------   --------      -------------    ----------
Weighted average shares of
    Common Stock outstanding          47,589           47,589      44,782             44,782       42,744
Weighted average shares of
    Common Stock equivalents:
       Stock Options                   2,316            2,284       1,212              1,592           --
                                    --------         --------     -------            -------      -------
Number of shares used in per
    share computation                 49,905           49,873      45,994             46,374       42,744
                                    ========         ========     =======            =======      =======

Net income (loss)                   $106,815         $106,815     $58,522            $58,522      $(9,901)
                                    ========         ========     =======            =======      =======

Net income (loss) per share            $2.14            $2.14       $1.27              $1.26       $(0.23)
                                    ========         ========     =======            =======      =======


(1) Common Stock equivalents related to stock options and warrants were not included in the computation of loss per share for the year ended January 2, 1994 as their effect would be anti-dilutive.

(2) The shares and earnings per share amounts have been restated to reflect the two-for-one stock split effective December 21, 1995.